UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2016

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (800) 483-3220	23-2990190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.02. Termination of a Material Definitive Agreement

In June 2000, UII, LLC (formerly Unicom Investments, Inc.) (UII), a wholly owned subsidiary of Exelon Corporation (Exelon), entered into transactions pursuant to which UII invested in coal-fired generating station leases (Headleases) with the Municipal Electric Authority of Georgia (MEAG) and the City of San Antonio, Texas, by and through the City Public Service Board of San Antonio, Texas (CPS). The generating stations were leased back to MEAG and CPS as part of the transactions (Leases). As previously disclosed, on February 26, 2014, UII and CPS terminated the CPS Headleases and Leases for a payment to Exelon of $335 million.

On March 31, 2016, UII and MEAG finalized an agreement to terminate the MEAG Headleases, the MEAG Leases, and other related agreements prior to their expiration dates (Termination Agreement). The Termination Agreement provides for UII to receive a net early termination amount of $360 million from MEAG, which UII believes is a sufficient amount such that it is in Exelon’s best interest to terminate the MEAG Headleases and MEAG Leases, due in part to certain economic uncertainties with respect to the end of term options for the MEAG Leases, including the likelihood of UII incurring significant capital expenditures and increased operational risk. The MEAG Leases provide MEAG with a fixed purchase option at the end of the terms of such leases. If MEAG does not exercise the fixed purchase option, UII has the ability to require MEAG to return the leasehold interests to UII allowing UII to operate the generating stations and market or use the stations’ output for the remaining term of the MEAG Headleases. Alternatively, UII can require MEAG to arrange for a third-party to bid on a service contract for a period following the MEAG Leases’ term under which the third-party would purchase the stations’ output. At the end of the term of the service contracts UII would operate the stations and market or use the stations’ output for itself for the remaining term of the MEAG Headleases.

The termination of the MEAG Headleases and the Leases will result in a net after-tax gain of approximately $2.6 million.

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Cautionary Statements Regarding Forward-Looking Information

This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2015 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23; and (2) other factors discussed in filings with the SEC by Exelon. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this report. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION

/s/ Jonathan W. Thayer
Jonathan W. Thayer Senior Executive Vice President and Chief Financial Officer Exelon Corporation

April 1, 2016